Hudson United Bancorp
                                                        1000 MacArthur Boulevard
                                                               Mahwah, NJ  07430
                                                                       (NYSE:HU)


AT THE COMPANY:

Kenneth T. Neilson                          Joseph F. Hurley
Chairman, President & CEO                   Executive Vice President & CFO
(201) 236-2631                              (201) 236-6141


FOR IMMEDIATE RELEASE
October 14, 1999

        Hudson United Bancorp Reports 18% Increase in Earnings Per Share


         Mahwah, New Jersey, October 14, 1999 - Hudson United Bancorp (NYSE:HU) today reported record third quarter earnings of $25.7 million or $0.65 per share on a diluted basis, compared with operating earnings of $22.5 million or $0.55 per diluted share for the same period in 1998. Return on Average Assets was 1.43% and Return on Average Equity was 24.79% for the 1999 third quarter. For the third quarter 1998, the Company had a net loss of $20.1 million, or $0.50 per share, including merger related restructuring charges and loss on assets held for sale ("special charges").

         "We are pleased to announce record earnings for the third quarter and nine month periods. Our last pooling transaction was completed in the third quarter of 1998. These results continue to demonstrate our strong internal growth over the past four quarters." said Ken Neilson, Hudson United Bancorp's Chairman, President and CEO." Our agreement to merge with Dime Bancorp, Inc. will further enhance shareholder value and create a combined company with a strong competitive position in its marketplace."

         For the nine months ended September 30, 1999, net income was $75.7 million and diluted earnings per share was $1.89. Return on Average Assets was 1.47% and Return on Average Equity was 23.71% for the first nine months of 1999. In the corresponding 1998 period, operating earnings were $60.8 million and diluted earnings per share amounted to $1.46. For the 1998 nine month period, the Company had a net loss of $0.6 million, or $0.02 per share, including special charges.

         Net interest income for the third quarter of 1999 was $67.1 million compared to $64.4 million for the third quarter of 1998. The net interest margin was 4.01% and 4.06% for the third quarter of 1999 and 1998, respectively. For the nine months ended September 30, 1999, net interest income amounted to $197.4 million and the net interest margin was 4.10%. For the same period in 1998, net interest income was $190.8 million and the net interest margin was 4.15%. The higher net interest income in the 1999 periods compared to 1998 was primarily due to an increased level of interest earning assets.

         Noninterest income was $18.8 million and $51.4 million for the third quarter and nine months of 1999, respectively. This compares to $13.5 million and $39.3 million reported for the same periods in 1998. Noninterest income as a percent of total net revenue was 23% for the third quarter of 1999, up from 18% for the full year 1998. These increases reflect higher income from Shoppers Charge and mortgage divisions and increased sales of alternative investment products.

         Noninterest expenses for the third quarter of 1999 were $42.9 million compared to $39.9 million in the third quarter of 1998. This increase reflects the higher cost of supporting our expanding business lines. The increase in expenses was more than offset by higher revenue as the third quarter 1999 efficiency ratio of 45.6% compared favorably to the 46.5% efficiency ratio in the same period last year. Noninterest expenses, for the nine months of 1999, amounted to $125.7 million compared to $126.1 million for the same 1998 period. The efficiency ratio for the first nine months of 1999 was 46.4% compared to 50.5% for the same 1998 period.

         At September 30, 1999, non-performing assets totaled $27.4 million (0.38% of total assets) compared to $24.6 million at December 31, 1998. The Allowance for Possible Loan Losses totaled $54.8 million at quarter end and represented 213% of non-performing loans and 1.55% of total loans. The provision for possible loan losses was $3.3 million for the third quarter of 1999 and $2.8 million for the third quarter of 1998. The loan loss provision for the nine months ended September 30, 1999 and 1998, respectively, was $8.3 and $11.9 million. The decline for the nine month period was primarily attributable to the inclusion in the 1998 period of a $3.5 million provision taken by the former Bank of the Hudson to bring its reserve policy in line with the Company's.

         Hudson United Bancorp's total assets at September 30, 1999 were $7.2 billion compared to $6.8 billion at year-end 1998. Total loans, at September quarter-end were $3.5 billion, an increase of $147 million from December 31, 1998. At September 30, 1999, total deposits were $4.8 billion, stockholders' equity was $405 million and book value per common share was $10.42. All regulatory capital ratios exceed those necessary to be considered a well-capitalized institution. Hudson United Bancorp's leverage capital ratio was 5.8% reflecting the purchase of treasury shares which will be reissued in the pending JeffBanks, Inc. acquisition.

         Hudson United Bancorp is the multi-state bank holding company for Hudson United Bank which has 170 offices in New Jersey, New York and Connecticut. During the third quarter, the Company agreed to acquire Lyon Credit Corporation, a commercial finance company. This acquisition and the Company's previously announced transactions with The Advest Group, Inc., JeffBanks, Inc. and Southern Jersey Bancorp are expected to close in the fourth quarter. With the pending fourth quarter acquisitions, the company will expand its franchise into Pennsylvania and expects to have total assets in excess of $9.7 billion at year-end 1999.

         In September, Hudson United Bancorp and Dime Bancorp, Inc. announced the signing of a definitive agreement to merge. The agreement provides for the combined company to be known as Dime United Bancorp, Inc., a bank holding company. The principal subsidiary is to be a commercial bank, named DimeBank. Each share of Hudson United Bancorp will be converted into one share of Dime United Bancorp, Inc. Subject to certain conditions, including shareholder and regulatory approvals, the transaction is expected to close in the first quarter of 2000.

         This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believes", "expects", and similar words or variations. Such statements are not historical facts and involve certain risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that may cause a difference include, but are not limited to, changes in interest rates, economic conditions, deposit and loan growth, loan lose provisions, customer retention, failure to realize expected cost savings or revenue enhancements from acquisitions, or failure of the company's Year 2000 compliance program to effectively address Year 2000 computer problems. Hudson United Bancorp assumes no obligation for updating any such forward-looking statements at any time.

                              Hudson United Bancorp
                              Financial Highlights
                      (In thousands, except per share data)


                                                                                              Three Months Ended September 30;

                                                                                            1999              1998       1998(1)
Income Statement                                                                            ----              ----       -------
Net Interest Income                                                                       $67,145           $64,441      $64,441
Provision for Possible Loan Losses                                                          3,300             2,791        2,791
Noninterest Income                                                                         18,848            13,501       13,501
Security Gains                                                                                848                16           16
Loss on Assets Held for Sale                                                                    -            23,303            -
Noninterest Expense                                                                        42,873            39,878       39,878
Merger-Related and Restructuring Charges                                                        -            38,508            -
Pretax Income (Loss)                                                                       40,668           (26,522)      35,289
Tax Expense (Benefit)                                                                      14,995            (6,389)      12,757
                                                                                           ------            ------      -------
Net Income Loss                                                                           $25,673          $(20,133)     $22,532
                                                                                          =======          ========      =======

Basic Earnings (Loss) Per Share                                                              $.66            $(.50)         $.56
Diluted Earnings (Loss) Per Share                                                             .65             (.50)          .55

Return on Average Assets                                                                    1.43%            (1.17)%        1.31%
Return on Average Equity                                                                   24.79%           (16.52)%       18.49%

Weighted Average Shares - Basic (2)                                                        38,924            40,358        40,358
Weighted Average Shares - Diluted (2)                                                      39,338            40,358        41,243


(1) Excludes merger related and restructuring charges and loss on assets held for sale.

(2) Weighted Average Shares Outstanding have been retroactively adjusted for the effects of acquisitions accounted for as poolings of interest, stock dividends and stock splits.

                              Hudson United Bancorp
                              Financial Highlights
                      (In thousands, except per share data)


                                                                                             Nine Months Ended September 30,

                                                                                            1999              1998     1998(1)
Income Statement                                                                            ----              ----     -------
Net Interest Income                                                                      $197,445          $190,844    $190,844
Provision for Possible Loan Losses                                                          8,300            11,890      11,890
Noninterest Income                                                                         51,384            39,291      39,291
Security Gains                                                                              2,832             3,850       3,850
Loss on Assets Held for Sale                                                                    -            23,303           -
Noninterest Expense                                                                       125,680           126,100     126,100
Merger-Related Restructuring Charges                                                            -            66,953           -
Pretax Income                                                                             117,681             5,739      95,995
Tax Expense                                                                                41,945             6,388      35,185
                                                                                           ------           -------    --------
Net Income (Loss)                                                                         $75,736           $  (649)    $60,810
                                                                                          =======           =======     =======

Basic Earnings (Loss) Per Share                                                             $1.92           $  (.02)    $ 1.49
Diluted Earnings (Loss) Per Share                                                            1.89              (.02)      1.46

Return on Average Assets                                                                    1.47%             (0.01)%     1.23%
Return on Average Equity                                                                   23.71%             (0.17)%    16.28%

Weighted Average Shares - Basic (2)                                                        39,524            40,725      40,725
Weighted Average Shares - Diluted (2)                                                      40,038            40,725      41,747



(1) Excludes merger related and restructuring charges and loss on assets held for sale.

(2) Weighted Average Shares Outstanding have been retroactively adjusted for the effects of acquisitions accounted for as poolings of interest, stock dividends and stock splits.

                              Hudson United Bancorp
                              Financial Highlights
                      (In thousands, except per share data)


                                                          9/30/99       12/31/98
SELECTED BALANCE SHEET DATA AT PERIOD-END
Loans                                                  $3,533,896      $3,386,810
Allowance for Loan Losses                                  54,788          53,499
Loans, net of the Allowance for Loan Losses             3,479,108       3,333,311
Investment Securities                                   3,127,879       2,895,596
Interest-Earning Assets                                 6,728,331       6,300,103
Total Assets                                            7,240,357       6,778,661
Deposits                                                4,828,724       5,051,390
Borrowings                                              1,772,110         821,593
Long Term Debt                                            200,000         200,000
Stockholders' Equity                                      405,013         456,815




                                                          9/30/99       12/31/98
SELECTED AVERAGE BALANCE SHEET DATA FOR THE QUARTER ENDED

Loans                                                  $3,509,684      $3,515,404
Interest-Earning Assets                                 6,673,559       6,313,344
Deposits                                                4,884,598       5,327,345
Total Assets                                            7,117,564       6,825,451
Common Equity                                             410,877         483,490


                                                          9/30/99       12/31/98



SELECTED AVERAGE BALANCE SHEET DATA FOR NINE MONTHS ENDED

Loans                                                  $3,461,541      $3,559,241
Interest-Earning Assets                                 6,461,772       6,170,598
Deposits                                                4,894,069       5,266,054
Total Assets                                            6,900,854       6,624,143
Common Equity                                             427,032         499,326
